Exhibit 10.1
PLEASE READ CAREFULLY. THIS TRANSITION AGREEMENT AND GENERAL RELEASE INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS.

TRANSITION AGREEMENT AND GENERAL RELEASE

This Transition Agreement and General Release (“Agreement”), is entered into by and between Eco Services Operations Corp., a Delaware corporation (the “Company”), that is a wholly-owned subsidiary of Ecovyst Inc. (“Ecovyst”), and George L. Vann, Jr. (“Mr. Vann”), his heirs, executors, administrators, successors, and assigns.
WHEREAS, the Company has determined that Mr. Vann’s employment will end on the Separation Date set forth below, and both the Company and Mr. Vann and the Company mutually desire to amicably conclude his employment relationship; and
WHEREAS, Mr. Vann certifies that he has had a reasonable opportunity of at least twenty-one (21) days to consider this Agreement and consult an attorney of his choice to decide whether to sign it; and
WHEREAS, Mr. Vann has carefully read and fully understands all of the provisions and effects of this Agreement.
NOW, THEREFORE, Mr. Vann and the Company, for the good and sufficient consideration set forth below, and intending to be legally bound hereby, agree as follows:
1.Separation Date. Mr. Vann’s employment with the Company will end effective August 11, 2025 (“Separation Date”).
2.Accrued Wages and Vacation Pay. Mr. Vann acknowledges that he will receive payment for all wages owed and for accrued but unused vacation through the Separation Date. These amounts will be paid by the Company pursuant to the timing and other processes applicable to regular payroll, but no later than six days after the Separation Date. Except as set forth in this Agreement, Mr. Vann’s eligibility to participate in any insurance or other employee benefits provided by the Company will cease on the Separation Date; provided, however, that it is acknowledged and agreed that Mr. Vann’s health insurance benefits will continue through the end of August 2025.
3.Consideration. In consideration for the signing of this Agreement and Mr. Vann’s adherence to the promises made herein, and payable beginning no later than the day that is forty-five (45) days following the Separation Date subject to this Agreement being made effective as set forth in Paragraph 18 below, the Company agrees to provide Mr. Vann the following:
(a)Two weeks’ pay in lieu of notice, less applicable taxes and other normal withholdings, to be paid on the next payroll date following the effective date of this Agreement as described in Section 18 hereof.

(b)From the Separation Date and continuing for a period of 58 weeks (such period, the “Severance Period”), the Company will pay Mr. Vann an amount equal to his current base salary of $390,000 plus his annual cash incentive bonus at target (60% of base salary), less applicable taxes and withholdings, in accordance with the Company’s regular payroll practices, and via direct deposit.
(c)During the Severance Period and if Mr. Vann makes a timely election of health benefits under the Consolidated Omnibus Budget Reconciliation Act ("COBRA") benefits, the Company will pay an amount equal to its applicable share of the premium costs to continue Mr. Vann’s current level of coverage under the Company’s health plans. However, Mr. Vann shall be required to pay all premiums and other costs for such coverage as is generally applicable to the Company’s then-active employees, and such amounts shall be deducted from the Severance Period payments made pursuant to Section 3(b) hereof. The Company will continue to pay the foregoing premium costs unless Mr. Vann finds employment that offers substantially equivalent health coverage prior to the expiration of the Severance Period, at which time the Company will cease paying any portion of Mr. Vann’s premiums. Mr. Vann shall provide notice of any such employment and health coverage to the Company promptly after obtaining such employment and medical coverage.
(d)Mr. Vann will be paid a prorated portion of the 2025 annual cash incentive performance bonus that may be earned based on achievement, if any, of the performance metrics applicable thereto (the “2025 Bonus”), such amount to be prorated based on the period of time Mr. Vann was employed by the Company in 2025. The prorated 2025 Bonus shall be paid at the same time as the 2025 Bonus is paid to eligible Company employees but in any event no later than March 31, 2026.
4.No Consideration Absent Execution of this Agreement. Mr. Vann understands and agrees that the consideration offered in Paragraph 3 above is additional to anything that is owed to him, and that he would not receive the consideration specified except for his execution of this Agreement and the fulfillment of the promises contained herein.
5.Current Equity Interests. Mr. Vann understands that any Ecovyst equity awards that were granted are subject to the relevant equity incentive plan and the applicable agreements (including, but not limited to, Restricted Stock Unit (“RSU”) Agreements and/or Performance Stock Unit (“PSU”) Agreements) that he executed, and that (i) any unvested Ecovyst RSUs will not be eligible for vesting pursuant to the applicable plan documents and agreements, and (ii) any unvested Ecovyst PSUs will be eligible for vesting, on a pro-rata basis as described in the applicable plan documents and agreements, if the applicable performance metrics are satisfied with respect to such PSUs.
6.General Release of Claims.
(a)Mr. Vann knowingly and voluntarily releases and forever discharges the Company and its parents, wholly or partially owned subsidiaries, affiliates, divisions, predecessor companies, successors and assigns (specifically including, for the avoidance of doubt, Ecovyst Catalyst Technologies LLC and Chem32 LLC) (collectively, the “Ecovyst Companies”), and its and their current and former employees, attorneys, shareholders, members, officers, directors and agents thereof, and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of any of the

Ecovyst Companies (collectively referred to throughout the remainder of this Agreement as “Releasees”), of and from any and all claims, demands, liabilities, obligations, promises, controversies, damages, rights, actions and causes of action, known and unknown, which Mr. Vann has or may have against the Releasees as of the date of execution of this Agreement, including, but not limited to, any alleged violation of: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Older Workers Benefit Protection Act; any and all claims arising under the Texas Labor Code, including the Texas Payday Act, the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code, the Texas Whistleblower Act, and all including any amendments and their respective implementing regulations; or any other federal, state or local civil or human rights law or any other local or state public policy, or under any other theory of contract, tort, or common law; or for any allegation for costs, fees, or other expenses including attorneys’ fees (all of the above collectively referred to as “Claims”).
(b)This release is intended to be a general release and includes Claims arising from Mr. Vann’s employment or separation of employment from the Company, up to and through the date Mr. Vann signs this Agreement, and excludes only those Claims that Mr. Vann is legally barred from releasing. Mr. Vann understands that the release does not include, and the parties hereto expressly reserve, any Claim that cannot be released or waived as a matter of law; any Claim for or right to vested benefits under the Company’ plans, including, but not limited to, any pension or retirement account, or any right to enforce any term of this Agreement. The parties further exclude any challenge to the validity of the Agreement; or any prohibition on the filing of a charge or complaint with, or testimony, assistance or participation in, any investigation, proceeding or hearing conducted by any federal, state or local governmental agency, including but not limited to the Equal Employment Opportunity Commission.
Mr. Vann has been advised to contact independent legal counsel to ensure that he understands the scope of this release.
7.Affirmations. Mr. Vann represents and agrees by signing below that he has not been denied any legally entitled leave or benefit requested, has received the appropriate pay for all hours worked for the Company, and has no known workplace injuries or occupational diseases. Other than the consideration set forth in Paragraph 3, Mr. Vann further affirms that he has been paid and/or has received all leave (paid or unpaid, including vacation), compensation, wages, bonuses and/or commissions to which he may have been entitled and that no other leave (paid or unpaid), compensation, wages, bonuses and/or commissions are due to him, except as provided in this Agreement.
Mr. Vann affirms he has neither filed, nor caused or permitted to be filed on his behalf any lawsuit, complaint, proceeding or action before any court against the Company, and that no such charge, complaint, proceeding or action exists to his knowledge. If any administrative agency or court assumes jurisdiction of any charge, complaint, proceeding or action, including a Claim released in Paragraph 6 above, Mr. Vann agrees not to accept, recover or receive any monetary damages or other relief from or in connection with such charge, complaint, proceeding or action.
8.Return of Property. On or before the Separation Date, Mr. Vann will return to the Company all property and information belonging to the Company.
9.Certain Agreements.
(a)Nondisclosure and Nonuse of Confidential Information. From and after the Separation Date, Mr. Vann will not disclose or use at any time any trade secrets or Confidential Information of any of the Ecovyst Companies, except to the extent that (i) such disclosure is required in connection with any action by Mr. Vann to enforce rights under this Agreement or (iii) such disclosure is required by a court of law, governmental agency, or by any administrative or legislative body with jurisdiction to order Mr. Vann to divulge or disclose such Confidential Information; provided, that, Mr. Vann shall provide ten (10) days prior written notice to the Company of any such requirement or order to disclose Confidential Information so that the Company may seek a protective order or similar remedy; and, provided, further, that, in each case set forth above, Mr. Vann informs the recipients that such information or communication is confidential in nature. In addition, nothing in this Agreement limits, restricts or in any other way affects Mr. Vann’s communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity. Mr. Vann cannot be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (b) in a complaint or other document filed under seal in a lawsuit or other proceeding. Notwithstanding this immunity from liability, Mr. Vann may be held liable if Mr. Vann has unlawfully accessed trade secrets by unauthorized means. For the purposes of this Agreement, “Confidential Information” shall mean information that is not generally known to the public and that is or was used, developed or obtained by Ecovyst, the Company, or any of their Affiliates, including, but not limited to the following: (i) information, observations, procedures and data known by Mr. Vann as a consequence of his employment with, or direct or indirect services as agent, employee or consultant, to or on behalf of, the Company or Ecovyst or any Affiliates of either of them concerning the business or affairs of Ecovyst, the Company or any of their Affiliates; (ii) products or services; (iii) costs and pricing structures; (iv) analyses; (v) drawings, photographs and reports; (vi) computer software, including operating systems, applications and program listings; (vii) flow charts, manuals and documentation; (viii) data bases; (ix) accounting and business methods; (x) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice; (xi) customers, vendors, suppliers and customer, vendor and supplier lists; (xii) other copyrightable works; (xiii) all production methods, processes, technology and trade secrets and (xiv) all similar and related information in whatever form.  “Trade Secrets” shall mean information belonging to one or more of the Ecovyst Entities, without regard to form, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, strategic or other business plans or proposals, or a list of actual or potential customers or suppliers, which is not commonly known by or available to the public and which information (xv) derives economic value, actual or potential, from not being generally known to and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use; and (xvi) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Trade Secrets also shall include, without limitation, any information described in this subsection 8(a)(i) which one or more of the Ecovyst Entities obtains from another party which the Ecovyst Entity treats as proprietary or designates as Trade Secrets, whether owned or developed by one or more of the Ecovyst Entities. Confidential Information will not include any information that has been published in a form generally available to the public prior to the date Mr. Vann proposes to disclose or use such information.  Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.
(b)The intent of Section 9(a) is to provide the Ecovyst Entities with the broadest possible remedies afforded to it under applicable law, including, but not limited to, those remedies available under the Federal Defend Trade Secrets Act, as may be amended. Notwithstanding any other provision of this Agreement, for the avoidance of doubt, nothing herein prevents reporting possible violations of federal law or regulation to any governmental agency or entity, or making other disclosures, protected under the whistleblower provisions of federal law or regulation (“Lawful Reporting”). Further, nothing in this Agreement prohibits Mr. Vann’s disclosure of Confidential Information (including Trade Secrets) in confidence when it is solely for Lawful Reporting to a governmental authority or Physician’s legal counsel to address possible legal violations, or if required to do so by law. However, any disclosure of Confidential Information must be in good faith and effectuated to prevent the dissemination of such Confidential Information beyond those persons necessary to make the report or filing, such as filing the Confidential Information under seal and otherwise preventing it from becoming generally known.  Any disclosure of trade secrets must be consistent with 18 U.S.C. §1833 to avoid prosecution or liability
(c)Inventions and Patents. Mr. Vann agrees that all Work Product belongs to the Company. Mr. Vann will promptly disclose such Work Product to the Company and perform all actions reasonably requested by the Company to establish and confirm such ownership (including, without limitation, the execution and delivery of assignments, consents, powers of attorney and other instruments) and to provide reasonable assistance to the Company in connection with the prosecution of any applications for patents, trademarks, trade names, service marks or reissues thereof or in the prosecution or defense of interferences relating to any Work Product. For the purposes of this Agreement, “Work Product” shall mean all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, tradenames, logos and all similar or related information (whether patentable or unpatentable) which relates to the Company’s, Ecovyst’s or any of its or their Affiliates’ actual or anticipated business, research and development or existing or future products or services and which were conceived, developed or made by Mr. Vann (whether or not during usual business hours and whether or not alone or in conjunction with any other Person) while employed by the Company together with all patent applications, letters patent, trademark, tradename and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing.

(c)(c)    Non-Compete and Non-Solicitation. Mr. Vann acknowledges and agrees with the Company that during the course of Mr. Vann’s employment with the Company, Mr. Vann had access to the Ecovyst’s and the Company’s Confidential Information and trade secrets, as defined above, and had the opportunity to develop relationships with existing employees, customers and other business associates of Ecovyst, the Company and/or their Affiliates (collectively, the “Ecovyst Entities”) which Confidential Information, trade secrets and relationships exist throughout the world and constitute goodwill of one or more of the Ecovyst Entities, and the Ecovyst Entities would be irreparably damaged if Mr. Vann were to take actions that would damage or misappropriate such goodwill. Accordingly, Mr. Vann agrees as follows:

    (i)    Mr. Vann acknowledges that the Ecovyst Entities currently conduct their businesses throughout the world (the “Territory”). Accordingly, during the 24-month period following the Separation Date (the “Non-Compete Period”), Mr. Vann shall not, directly or indirectly, enter into, engage in, assist, give or lend funds to or otherwise finance, be employed by or consult with, or have a financial or other interest in, any Person that offers one or more products or services or engages in a business, in each case, that is directly competitive with a product or service or the business of the Ecovyst Entities, as conducted or in active planning (a “Competitor”), whether for or by himself or in any other capacity. For the purposes of this Agreement, the term “Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, an investment fund, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof. To the extent that the covenant provided for in this section may later be deemed by a court to be too broad to be enforced with respect to its duration or with respect to any particular activity or geographic area, the court making such determination shall have the power to reduce the duration or scope of the provision, and to add or delete specific words or phrases to or from the provision. The provision as modified shall then be enforced. Notwithstanding the foregoing restriction, it shall not be a violation of this section for Mr. Vann to work for a Competitor if: (i) Mr. Vann works in a separate legal subsidiary or Affiliate that offers products or services or conducts a business, in each case, that is not directly competitive with the Ecovyst Entities, (ii) Mr. Vann informs Ecovyst in writing prior to accepting the position how such position complies with the terms of this subsection, and (iii) Ecovyst consents to Mr. Vann’s employment with such entity, which consent shall not be unreasonably withheld.
(ii)    Notwithstanding the foregoing, the aggregate ownership by Mr. Vann of no more than two percent (on a fully-diluted basis) of the outstanding equity securities of any Person, which securities are traded on a national or foreign securities exchange, quoted on the NASDAQ stock market or other automated quotation system, and which Person competes with the Ecovyst Entities (or any part thereof) within the Territory, shall not be deemed to be a violation of this Section 9(c). In the event that any Person in which Mr. Vann has any financial or other interest directly or indirectly enters into a line of business during the Non-Compete Period that competes with the Ecovyst Entities or engages in the business of the Ecovyst Entities within the Territory, Mr. Vann shall divest all of his interest (other than as permitted to be held pursuant to the first sentence of this Section 9(c)(ii) in such Person within 15 days after such Person enters into such line of business that competes with the Ecovyst Entities or engages in such business within the Territory; provided that, in the event that such equity interest is not publicly traded, Mr. Vann will divest such interest as promptly as practicable and, pending such divestiture, will recuse himself from any and all activities that would be in competition, whether directly or indirectly, with the Ecovyst Entities or that would otherwise be precluded under this Section 9(c). For the avoidance of doubt, the immediately preceding sentence shall not be construed as an amendment, waiver or modification to any other term or provision of this Agreement, or to any restrictive covenant or other provision contained in any agreement between Mr. Vann, Ecovyst, the Company or any Affiliate of any of them.

        (iii)    Mr. Vann covenants and agrees that during the 24-month period following the Separation Date, except as expressly provided herein, Mr. Vann will not, directly or indirectly, either for himself or for any other Person (i) solicit or attempt to induce any employee or consultant of the Ecovyst Entities to terminate his or her employment or relationship; (ii) employ any employee or consultant of the Ecovyst Entities during the period of his or her employment or consulting relationship with the Ecovyst Entities; (iii) solicit any customer of the Ecovyst Entities to purchase or distribute information, products or services of or on behalf of Mr. Vann or such other Person that are competitive with the information, products or services provided by the Ecovyst Entities or (iv) take any action that may cause injury to or interfere with the relationships between the Ecovyst Entities or any of their employees and any lessor, lessee, vendor, supplier, customer, distributor, employee, consultant or other business associate of the Ecovyst Entities as such relationship relates to the Ecovyst Entities’ conduct of their businesses.

        (iv)    Mr. Vann understands that the foregoing restrictions may limit his ability to earn a livelihood in a business similar to the businesses of the Ecovyst Entities. However, based on the position he held with the Company he agrees that that restrictions are reasonable, and that he has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder to clearly justify such restrictions which, in any event (given his education, skills and ability), Mr. Vann does not believe would prevent him from otherwise earning a living.

10.No Disparagement. Mr. Vann has not from the date Mr. Vann was given this Agreement and will not in the future make any defamatory or disparaging statements to any third parties regarding the Ecovyst Entities, or any of their employees, officers, or board members, as well as the products, services and methods of operations of the Ecovyst Entities. Notwithstanding the foregoing, this Agreement does not prohibit Mr. Vann from (a) providing truthful testimony in response to compulsory legal process, (b) participating or assisting in any investigation or inquiry by a governmental agency acting within the scope of its statutory or regulatory jurisdiction, or (c) making truthful statements in connection with any claim permitted to be brought by Mr. Vann hereunder. In addition, nothing in this Agreement limits, restricts or in any other way affects Mr. Vann’s communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity.
11.Cooperation. Mr. Vann will (i) cooperate with the Company in all reasonable respects concerning any transitional matters which require Mr. Vann’s assistance, cooperation or knowledge, including communicating with persons inside or outside the Company as directed by the Company, and (ii) in the event that the Company (or any of its affiliates or other related entities) becomes involved in any legal action relating to events which occurred during Mr. Vann’s employment with the Company, cooperate to the fullest extent possible in the preparation, prosecution or defense of their case, including, but not limited to, the execution of affidavits or documents, testifying or providing information requested by the Company. To the extent that Mr. Vann incurs (i) travel-related expenses, (ii) out-of-pocket expenses, and/or (iii) loss of wages as a result of Mr. Vann’s cooperation with the Company as contemplated by this

Section, the Company will reimburse Executive for such expenses, provided they are reasonable and were approved by the Company in advance.
12.Governing Law and Interpretation. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to conflict of laws provisions or any provision that would render applicable another jurisdiction’s substantive law in any dispute.
13.Severability. If any term, provision or paragraph of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable for any reason, such determination shall be limited to the narrowest possible scope in order to preserve the enforceability of the remaining portions of the term, provision or paragraph, and such determination shall not affect the remaining terms, provisions or paragraphs of this Agreement, which shall continue to be given full force and effect.
14.No Admission of Wrongdoing. The parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by either of the parties, or evidence of any liability or unlawful conduct of any kind.
15.Code Section 409A.
(a)It is intended that the payments and benefits provided under this Agreement shall be exempt from or comply with the application of the requirements of Code Section 409A, and this Agreement shall be construed and administered in a manner that affects such intent.
(b)For purposes of Code Section 409A, each payment made under this Agreement is intended to be a separate payment. Any taxable benefits or payments provided under the Agreement are intended to qualify for the “short-term deferral” exception to Code Section 409A to the maximum extent possible, and to the extent they do not so qualify, are intended to qualify for the separation (severance) pay exceptions to Code Section 409A, to the maximum extent possible. To the extent that none of these exceptions (or any other available exception) applies, then notwithstanding anything contained herein to the contrary, and to the extent required to comply with Code Section 409A, if Mr. Vann is a “specified employee,” as determined by the Company in accordance with Code Section 409A, as of the Separation Date, then all amounts due under the Agreement that constitute a “deferral of compensation” within the meaning of Code Section 409A, that are provided as a result of a “separation from service” within the meaning of Code Section 409A, and that would otherwise be paid or provided during the first six months following the Separation Date, shall be accumulated through and paid or provided on the first business day that is more than six months after the date of the Separation Date (or, if the Mr. Vann dies during such six-month period, within 90 days after Mr. Vann’s death). In no event shall Mr. Vann be permitted, directly or indirectly, to designate the taxable year of payment.
(c)With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A: (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any calendar year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; and (iii) such payments shall be made on or before the last day of the calendar year following the calendar year in which the expense occurred, or such earlier date as required hereunder. The payments and benefits provided under the Agreement may not be deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition of an additional tax, interest, penalties or other monetary amounts under Code Section 409A upon Mr. Vann. Although the Company will use its best efforts to avoid the imposition of taxation, interest, penalties or other monetary amounts under Section 409A of the Code, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed. None of the Ecovyst Companies or their respective directors, officers, executives or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Mr. Vann (or any other individual claiming a benefit through Mr. Vann) as a result of the Agreement.
16.Entire Agreement/Amendment. No prior or contemporaneous oral or written agreements or representations may be offered to alter the terms of this Agreement which represents the entire agreement of the parties with respect to the subject matter hereof. This Agreement may not be modified, altered or changed except in writing and signed by both parties wherein specific reference is made to this Agreement.
17.Signatures. This Agreement may be executed in counterparts, any such copy of which to be deemed an original, including signatures sent via pdf or facsimile, but all of which together shall constitute the same instrument.
18.Revocation and Effective Date. Mr. Vann agrees that he received this Agreement on August 11, 2025 and also agrees and understands that he has 21 days from the date he receives that date to sign it. Any changes to the Agreement, regardless of whether they are material, will not extend the twenty-one (21) day period. In addition, for a period of seven (7) days following the execution date of this Agreement, he may revoke this Agreement and it shall not become effective and enforceable until the eighth (8th) day following the Agreement being fully executed as indicated below. Any such revocation must be in writing and correctly postmarked or delivered to Kara L. Thornton, Ecovyst Inc., P.O. Box 834, Valley Forge, PA 19482, within seven (7) days of Mr. Vann’s signing this Agreement to be effective. If Mr. Vann does so revoke, this Agreement shall be null and void, and the Company shall have no obligation to provide or pay any of the compensation or benefits described in Paragraph 3.
19.Resignation as Officer and Director. By signing this Agreement, Mr. Vann resigns, effective as of the Separation Date, each and every officer and director position that Mr. Vann holds with any Ecovyst Company. Upon request from the Company, Mr. Vann shall execute and deliver any separate confirmatory resignation(s) from officer and director positions as the Company deems to be necessary or desirable.

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IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement as of the date set forth below:

ECO SERVICES OPERATIONS CORP.

B: /s/ Kara L. Thornton
Kara L. Thornton, Chief Human Resources Officer
Date: August 25, 2025

/s/ George L. Vann, Jr.
George L. Vann, Jr.
Date: August 21, 2025
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